Exhibit 5.1
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607

August 7, 2023

Avalo Therapeutics, Inc.
540 Gaither Road, Suite 400
Rockville, Maryland 20850

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by Avalo Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $50,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, all of which are authorized but heretofore unissued shares to be offered and sold by the Company, except for 8,927,334 Shares for gross proceeds of $8,277,869, which were already offered and sold as of August 4, 2023 for which we previously provided a due authorization opinion, pursuant to the Registration Statement on Form S-3 (File No. 333-271225) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on April 12, 2023, and declared effective by the SEC on May 2, 2023, the base prospectus dated May 2, 2023 contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplements relating to the proposed offer and sale of the Shares filed with the SEC on May 4, 2023 and August 7, 2023 pursuant to Rule 424(b) of the rules and regulations under the Securities Act (together with the Base Prospectus, the “Prospectus”). We understand that the Shares, which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, are proposed to be offered and sold by the Company through Oppenheimer & Co. Inc. as sales agent, pursuant to that certain Sales Agreement, dated as of May 4, 2023, as amended on August 7, 2023, by and between the Company and Oppenheimer & Co. Inc. (the “Sales Agreement”).

In connection with the preparation of this opinion, we have examined the Registration Statement and the Prospectus and such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company without independent investigation or verification.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Sales Agreement and in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

/s/ WYRICK ROBBINS YATES & PONTON LLP